Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of ArcBest Corporation on Form S-8 (Registration No. 033-52877) of our report dated June 29, 2015, of our audit of the financial statements of the ArcBest 401(k) and DC Retirement Plan for the years ended December 31, 2014 and 2013, which report is included in this Annual Report on Form 11-K.

/s/ BKD, LLP

Fort Smith, Arkansas

June 29, 2015